UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
__________________________

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact name of registrant as specified in its charter)
__________________________

Nevada	87-057730
State or other jurisdiction of incorporation or	I.R.S. Employer I.D. No.
organization

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago, Chile	None
(Address of Principal Executive Offices)	(Zip Code)

__________________________

White Mountain Titanium Corporation 2015 Stock Incentive Plan
(Full titles of the plan)
__________________________

Eric Gan, CFO
White Mountain Titanium Corporation
225 South Lake Avenue
Suite 300, 3rd Floor
Pasadena, CA 91101
 (Name and address of agent for service)

Telephone number, including area code, of agent for service: (626) 864-8606
__________________________

Copies to:
Ronald N. Vance
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
Telephone (801) 446-8802
FAX (801) 446-8803
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration fee
Common stock, par value $0.001 per share	4,641,040	$0.40	$1,856,416	$215.72(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant (“Common Stock”) shown in the table, an indeterminate number of shares of the Registrant’s Common Stock which, by reason of certain events specified in the White Mountain Titanium Corporation 2015 Stock Incentive Plan (the “Plan”), may become subject to issuance pursuant to the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the OTC Markets on June 9, 2015.

(3)

Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the filing fee of $654.29 associated with certain unsold securities under a prior Registration Statements on Form S-8 (Registration Nos. 333-201414, 333-193966, 333-187839, and 333-179210), filed with the Securities and Exchange Commission respectively on January 9, 2015, February 14, 2014, April 10, 2013, and January 27, 2012, to offset the entire registration fee of $215.72 that would otherwise be due in connection with this registration statement.

EXPLANATORY NOTE

On June12, 2015, the Registrant’s board of directors approved the 2015 Plan. No future awards of Common Stock will be made under the Registrant’s 2010 Stock Option/Stock Issuance Plan (the “2010 Plan”). Pursuant to the 2015 Plan, any shares of Common Stock that remain available for issuance under the 2010 Plan as of June 12, 2015, the date the 2015 Plan was approved by the Registrant’s board of directors (the “Effective Date”) are to be included in the number of shares of Common Stock available for issuance under the 2015 Plan. The purpose of this Registration Statement is to register the carryover shares from the 2010 Plan, which will now be available for issuance under the 2015 Plan. A post-effective amendment to the 2010 Plan Registration Statements to deregister the carryover shares is being filed contemporaneously with the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on March 30, 2015 (the “Annual Report”);

(2)

The description of the Registrant’s Common Stock as set forth in the Registrant's Registration Statement on Form 8-A (File No. 000-55441), filed with the Commission on May 6, 2015, pursuant to Section 12(g) of the Exchange Act.; and

(3)

All other reports and other documents subsequently filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Ronald N. Vance, owner of The Law Office of Ronald N. Vance & Associates, PC, counsel for the Registrant which issued the legal opinion included as Exhibit 5.1 to this Registration Statement, owns 52,500 shares of common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article VIII of the Registrant’s Articles of Incorporation provides that the company is required to indemnify, and advance expenses as they are incurred to, any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or who is serving at its request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law.

Each of the Registrant’s officers and directors is covered by insurance against liability which he may incur in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference into this Item 8.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THIS SPACE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, California, on June 15, 2015.

White Mountain Titanium Corporation

By	/s/ Kin Wong
Kin Wong, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 15, 2015	/s/ Kin Wong
Kin Wong, Director and Chief Executive Officer
(Principal Executive Officer)

Date: June 11, 2015	/s/ Eric Gan
Eric Gan, CFO (Principal Financial Officer and
Principal Accounting Officer)

Date: June 12, 2015	/s/ Howard M. Crosby
Howard M. Crosby, Director

Date: June 12, 2015	/s/ John J. May
John J. May, Director

Date: June 11, 2015	/s/ Wei Lu
Wei Lu, Director

Date: June 11, 2015	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, Director

Date: June11, 2015	/s/ Yee Y (Sue) Pei
Yee Y (Sue) Pei, Director

Date: June 15, 2015	/s/ Weigang Greg Ye
Weigang Greg Ye, Director

EXHIBIT INDEX

		Incorporated by Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Form of Common Stock Certificate	SB-2	333-129347	4.1	10/31/05
4.2	2015 Stock Incentive Plan	8-K	000-55441	4.1	6/15/15
4.3	Amended & Restated Articles of Incorporation	8-K	333-129347	3.1	9/9/13
4.4	Current Bylaws	8-K	333-129347	3.1	7/8/13
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Smythe Ratcliffe LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					—